EXHIBIT 10.1

Revised Amendment No. 2 to
The Bank Holdings 2002 Stock Option Plan

Paragraph 5 of The Bank Holdings 2002 Stock Option Plan is hereby amended to read as follows:

Section 5. Stock Subject to the Plan

Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Holding Company’s authorized but unissued common stock (hereinafter called “stock”) and the aggregate amount of stock to be delivered upon exercise of all options granted under the Plan shall not exceed 591,686 shares, provided however, that if the number of issued and outstanding shares of the Holding Company is increased after June 8, 2005, other than solely by the exercise of outstanding options to acquire stock, the maximum number of shares for which awards may be granted under the Plan shall be increased such that the ratio of the number of shares available for grant under the Plan to the number of outstanding shares of Holding Company remains the same as the ratio of the shares available for grant under the Plan to the number of outstanding shares of the Holding Company that existed on June 8, 2005; provided further, that the maximum number of shares available for grant as Incentive Stock Options under the Plan shall equal 591,686. Outstanding shares of the Holding Company, for purposes of such calculation, shall include the number of shares of stock into which other securities or instruments issued by the Holding Company are currently convertible (e.g. warrants for common stock) with the exception of outstanding options to acquire stock.